Exhibit (a)(42)

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

THE GLENMEDE FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with the requirements of Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Company has reclassified Fifteen Million (15,000,000) authorized but unissued shares of the U.S. Emerging Growth Portfolio of the Company, Twenty-five Million (25,000,000) authorized but unissued shares of the Strategic Equity Portfolio of the Company and Twenty Million (20,000,000) authorized but unissued shares of the International Portfolio of the Company as 20,000,000 shares of the Large Cap Growth Portfolio, 20,000,000 shares of the Large Cap Core Portfolio, 10,000,000 shares of the Philadelphia International Small Cap Fund-Class IV Shares and 10,000,000 shares of the Philadelphia International Emerging Markets Fund -Class IV Shares pursuant to the following resolutions adopted by the Board of Directors of the Company by unanimous consent dated August 7, 2014:

RESOLVED, that effective upon making any necessary filings with the Maryland Department of Assessments and Taxation, pursuant to the authority expressly given to the Board of Directors in Article Fifth of the Company’s Articles of Amendment and Restatement, the Board hereby reclassifies Fifteen Million (15,000,000) of the Company’s authorized but unissued shares of the U.S. Emerging Growth Portfolio, Twenty-five Million (25,000,000) of the Company’s authorized but unissued shares of the Strategic Equity Portfolio and Twenty Million (20,000,000) of the Company’s authorized but unissued shares of the International Portfolio with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of Sixty Thousand Dollars ($60,000) as Twenty Million (20,000,000) shares of the Large Cap Growth Portfolio, Twenty Million (20,000,000) shares of the Large Cap Core Portfolio, Ten Million (10,000,000) shares of the Philadelphia International Small Cap Fund-Class IV Shares and Ten Million (10,000,0000 shares of the Philadelphia International Emerging Markets Fund -Class IV Shares;

FURTHER RESOLVED, that each share of the Large Cap Growth Portfolio, Large Cap Core Portfolio, Philadelphia International Small Cap Fund-Class IV Shares, and the Philadelphia International Emerging Markets Fund -Class IV Shares as classified herein shall have all the rights and privileges as set forth in the Company’s Articles of Amendment and Restatement; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal, deliver and file any and all documents, instruments, papers and writings, including but not limited to filing Articles Supplementary with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, including but not limited to changing the foregoing resolutions upon advice of the Company’s counsel prior to filing said Articles Supplementary, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officer taking any such actions.

SECOND: The shares of capital stock of the Company reclassified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been reclassified by the Company’s Board of Directors under the authority contained in the Articles of Amendment and Restatement of the Company.

THIRD: These Articles Supplementary do not increase or decrease the authorized number of shares of Glenmede Fund or the aggregate par value thereof. The total number of shares of stock which Glenmede Fund is presently authorized to issue remains Three Billion Five Hundred Million (3,500,000,000) shares (of the par value of one-tenth of one cent ($.001) each) and of the aggregate par value of Three Million Five Hundred Thousand Dollars ($3,500,000) of Common Stock classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Core Fixed Income Portfolio	60,000,000
Government Cash Portfolio	1,390,000,000
International Portfolio	20,000,000
International Secured Options Portfolio	20,000,000
Large Cap Growth Portfolio	40,000,000
Large Cap Core Portfolio	55,000,000
Large Cap Value Portfolio	75,000,000
Long/Short Portfolio	20,000,000
Mid Cap Equity Portfolio –
Advisor Shares	20,000,000
Institutional Shares	20,000,000
Philadelphia International Emerging Markets Fund
Class I	10,000,000
Class IV	20,000,000
Philadelphia International Fund -
Institutional Shares	30,000,000
Philadelphia International Small Cap Fund
Class I	10,000,000
Class IV	20,000,000
Secured Options Portfolio	60,000,000
Small Cap Equity Portfolio –
Advisor Shares	80,000,000
Institutional Shares	35,000,000
Strategic Equity Portfolio	50,000,000
Tax-Exempt Cash Portfolio	1,390,000,000
Total Market Portfolio	20,000,000
U.S. Emerging Growth Portfolio	40,000,000
Unclassified	15,000,000

Total	3,500,000,000

IN WITNESS WHEREOF, Glenmede Fund, has caused these Articles Supplementary to be signed in its name and on its behalf as of this 7th day of August, 2014.

Attest:	THE GLENMEDE FUND, INC.

By:	/s/ Michael P. Malloy	By:	/s/ Mary Ann B. Wirts
	Michael P. Malloy		Mary Ann B. Wirts
	Secretary		President

THE UNDERSIGNED, President of Glenmede Fund, Inc. who executed on behalf of said Glenmede Fund the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Glenmede Fund, the foregoing Articles Supplementary to the Charter to be the corporate act of Glenmede Fund and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Mary Ann B. Wirts
Mary Ann B. Wirts
President